Exhibit 99.1

Contact:	John B. Williamson, III
Chairman, President and CEO
Telephone:	(540) 777-3810

FOR IMMEDIATE RELEASE

RGC RESOURCES, INC.

THIRD QUARTER FINANCIAL RESULTS

ROANOKE, Va. (Aug. 9, 2007)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $356,934 or $0.16 per share on 2,179,083 average diluted shares outstanding for the quarter ended June 30, 2007. This compares to a quarterly loss for the same quarter last year of $56,959 or $(0.03) per share on 2,127,188 average diluted shares outstanding. John Williamson, Chairman, President and CEO, attributed the improvement in earnings to improved natural gas sales margins, and the realization of contingent gains on the prior sale of Highland Energy contracts, a discontinued operation.

Earnings per share for the twelve months ending June 30, 2007 were $1.82 on continuing operations and $2.12 for total operations on 2,162,654 average diluted shares outstanding compared to $1.31 for continuing operations and $1.48 for total operations on 2,120,957 average diluted shares outstanding for the twelve months ended June 30, 2006. Earnings on continuing operations for the twelve months ended June 30, 2007 were positively impacted by improved natural gas sales margins. Earnings on discontinued operations for the twelve months ended June 30, 2007 improved due to gains realized on the sale of Highland Energy contracts.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia and West Virginia through its operating subsidiaries including Roanoke Gas Company, Bluefield Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2007	2006	2007	2006
Revenues	$15,131,375	$11,495,048	$90,344,403	$99,255,424
Cost of sales	10,184,097	7,107,584	65,389,927	76,291,710

Gross margin	4,947,278	4,387,464	24,954,476	22,963,714
Other operating expenses	4,111,102	3,888,707	16,812,520	16,605,015
Interest expense	458,679	448,393	1,919,141	1,952,443

Income from continuing operations before income taxes	377,497	50,364	6,222,815	4,406,256
Income tax expense from continuing operations	140,977	24,237	2,282,097	1,624,519

Net income from continuing operations	236,520	26,127	3,940,718	2,781,737

Net income (loss) from discontinued operations, net of income taxes	120,414	(83,086)	653,669	358,827

Net income (loss)	356,934	(56,959)	4,594,387	3,140,564
Other comprehensive income (loss), net of tax	300,307	319,045	(109,460)	363,357

Comprehensive income	$657,241	$262,086	$4,484,927	$3,503,921

Basic earnings per share of common stock:
Income from continuing operations	$0.11	$0.01	$1.83	$1.32
Discontinued operations	0.05	(0.04)	0.30	0.17

Net income	$0.16	$(0.03)	$2.13	$1.49

Diluted earnings per share of common stock:
Income from continuing operations	$0.11	$0.01	$1.82	$1.31
Discontinued operations	0.05	(0.04)	0.30	0.17

Net income	$0.16	$(0.03)	$2.12	$1.48

Cash dividends per common share	$0.305	$0.300	$1.215	$1.195

Weighted average number of common shares outstanding:
Basic	2,167,655	2,127,188	2,152,169	2,109,845
Diluted	2,179,083	2,127,188	2,162,654	2,120,957

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,
Assets	2007	2006
Current assets	$41,224,826	$44,635,578
Total property, plant and equipment, net	72,006,619	68,254,712
Other assets	379,451	332,340

Total Assets	$113,610,896	$113,222,630

Liabilities and Stockholders’ Equity
Current liabilities	$27,394,477	$31,203,706
Long-term debt	28,000,000	28,000,000
Deferred credits and other liabilities	14,000,617	12,666,408

Total Liabilities	69,395,094	71,870,114
Stockholders’ Equity	44,215,802	41,352,516

Total Liabilities and Stockholders’ Equity	$113,610,896	$113,222,630